1

                                                                 Filed under SEC
                                                                 Rule 424 (b)(2)
                                                       Registration No. 33-44271

                HILB, ROGAL AND HAMILTON COMPANY

                         SUPPLEMENT TO
               PROSPECTUS DATED FEBRUARY 12, 1992

                   RELATING TO ACQUISITION OF
                   HUNT INSURANCE GROUP, INC.

     The following information is furnished to supplement and complete the information contained in the Prospectus dated February 12, 1992 ("Prospectus"), relating to the offering of shares of the Common Stock of Hilb, Rogal and Hamilton Company ("Company") to the shareholders of Hunt Insurance Group, Inc. ("Hunt") of Tallahassee, Florida to consummate the merger of Hunt and the Company.

                    Terms of the Transaction

     (a) (1) Effective on October 1, 1998, a subsidiary of the Company will consummate an Agreement of Merger with Hunt whereby the shareholders of Hunt will receive shares of Common Stock of the Company valued at $1,000,000 based on the average closing price for the period September 3, 1998 through September 17, 1998 ("Shares") plus five future stock payments subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Merger (see Exhibit 2.32). The number of shares distributed to the shareholders of Hunt will be adjusted based upon the final determination of net worth as defined in the Agreement of Merger. The future stock payments will be made at applicable market prices based upon profits realized in the subsequent five year period which may increase the purchase price up to a maximum of shares valued at $745,000 in each year (subject to a minimum, before any applicable indemnity, of shares valued at $220,000 in each year). The contingent payments include imputed interest at the lowest applicable federal rate allowed under the Internal Revenue Code of 1986, as amended.

     Hilb, Rogal and Hamilton Company of Tallahassee, a newly formed subsidiary of the Company, will merge into Hunt Insurance Group, Inc. and the surviving corporation will be a wholly-owned subsidiary of the Company (the "Merger").

          (2) The Merger with Hunt by the Company has been agreed upon because the Company is engaged in the business of owning insurance agencies and because the shareholders of Hunt have determined that a merger with the Company is beneficial to the growth of Hunt's operations.

      Hunt's operations will add approximately 40 employees and $3,500,000 of revenues to the Company.

           (3) Hunt was incorporated in 1984 in the state of Florida, and has 10,000 authorized shares of common stock, $1 par value. There are 5,375 shares issued and outstanding.

          (4) There are no material differences between the rights of the security holders of Hunt and the rights of security holders of the Company.


          (5) The acquisition will be treated using the purchase method of accounting for acquisitions under generally accepted accounting principles.

          (6) Hunt will be included in the consolidated return of the Company as of the effective date. The acquisition will be recorded as a tax free exchange under the rules of I.R.C. Sections 368(a)(1)(A) and 368(a)(2)(E).

     (c)   The  acquisition agreement is incorporated into  this  supplement  as
Exhibit 2.32.

                Pro Forma Financial Information
                   See attached - Schedule A

                 Material Contracts with Seller

     There have been no material contracts between the Company and Hunt prior to the proposed effective date of the Agreement of Merger.

                  Information with Respect to
                   Hunt Insurance Group, Inc.

     Hunt was founded in 1984 and maintains its office in Tallahassee, Florida.

     Hunt specializes in administration of self-insurance funds and reinsurance programs directed primarily at law enforcement agencies. Services provided include administration fees (approximately 92% of commissions and fees), personal and commercial property and casualty insurance (approximately 3% of commissions and fees) and group and individual life and health insurance products (approximately 5% of commissions and fees).

                 Common Stock and Dividend Data

     There is no established public trading market for the stock of Hunt. There are five shareholders of the corporation. See Shareholder Information below for information regarding shares held and information regarding authorized and issued shares.

     There were no common stock dividend distributions during the six months ended June 30, 1998 or the years ended December 31, 1997, 1996 and 1995.

                             Shareholder Information

     (a) (1) We are not asking you for a proxy and you are requested not send us a proxy.

           (2) & (3) Hunt has agreed to submit the acquisition agreement to its shareholders for adoption by unanimous written consent after receipt and review
of  the  Prospectus.   Since  the acquisition can be  completed  only with the
unanimous consent of the shareholders of the company being acquired (Hunt), notice requirements shall have been met and there shall be no dissenters.

                         (4)  &  (5) There are no material interests, direct or
indirect of affiliates, officers or directors of the registrant or of the company being acquired (Hunt) in the proposed transaction.

                         (6)  Hunt has 10,000 authorized shares of common
stock,$1 par value.  Shares outstanding are as follows:

                             Number of
          Shareholders         Common     Percentage
                               Shares
       ----------------------------------------------
       John E. Hunt, Jr.      3,635           67.6%

       Richard T. Hunt          735           13.7

       Scott P. Hunt            735           13.7

       David J. Jilk            135            2.5

       P. Daniel Condon         135            2.5
                              ------         ------
                              5,375          100.0%
                              ======         ======
                 (7) Upon completion of the proposed acquisition,no shareholder of Hunt will be serving as a director or executive officer of the registrant.

                            Experts

     The consolidated financial statements of Hunt Insurance Group, Inc. as of and for the year ended December 31, 1997 appearing in this supplement to the Amended Prospectus dated February 12, 1992, and in the Registration Statement have been audited by Catledge, Sanders & Sanders, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                         Hilb, Rogal and Hamilton Company


Date of this Supplement:  September 29, 1998

                SCHEDULE A - PRO FORMA CONDENSED
                FINANCIAL STATEMENTS (UNAUDITED)

    The following pro forma condensed consolidated balance sheet as of June 30, 1998 and the pro forma consolidated income statements for the six months ended June 30, 1998 and the year ended December 31, 1997 give effect to the proposed acquisition of Hunt Insurance Group, Inc. ("Hunt"); and the acquisition of certain assets and liabilities of six insurance agencies purchased in 1997 and one insurance agency purchased in 1998. The pro forma information is based on the historical financial statements of Hilb, Rogal and Hamilton Company and the acquired agencies, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to
the pro  forma  financial  statements.   The  pro  forma  consolidated  income
statements give effect to the purchase method acquisitions and proposed purchase method acquisitions as if they had occurred on January 1, 1997.
The pro forma condensed consolidated balance sheet gives effect to the business combinations which occurred or are probable of occurring subsequent to June 30, 1998, as if they had occurred before June 30, 1998.

      The pro forma statements have been prepared by management based upon the historical financial statements of Hilb, Rogal and Hamilton Company, Hunt and other acquired agencies. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company included in the Company's 1997 Annual Report to Shareholders which is incorporated by reference in the Company's Annual Report on Form 10-K,which is incorporated herein by reference.



HILB, ROGAL & HAMILTON COMPANY
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
6/30/98

                              HILB, ROGAL     ACQUISITIONS         PRO FORMA ADJUSTMENTS                 PRO FORMA
                             AND HAMILTON     (PURCHASES)        FOR PURCHASE ACQUISITIONS              CONSOLIDATED
                               COMPANY
ASSETS

CASH AND CASH EQUIVALENTS       $28,144,592      $592,936        (421,130)    (1),(3)   (700,000)  (2)  $27,616,398
INVESTMENTS                       2,509,086             0                                                 2,509,086
RECEIVABLES & OTHER              49,310,706       320,458               0     (3)                        49,631,164
                             --------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS             79,964,384       913,394             N/A             (1,121,130)        79,756,648

INVESTMENTS                       4,491,383             0                                                 4,491,383
PROPERTY & EQUIPMENT             11,303,758       205,137        (205,137)    (1)        150,000   (3)   11,453,758
INTANGIBLE ASSETS                82,640,121             0               0              3,869,535   (3)   86,509,656
OTHER ASSETS                      5,419,956        23,352                                                 5,443,308
                             --------------------------------------------------------------------------------------
TOTAL ASSETS                   $183,819,602    $1,141,883             N/A             $2,693,268       $187,654,753


LIABILITIES & EQUITY:

PREMIUMS PAYABLE-INS CO         $68,349,289       $228,346                                               $68,577,635
OTHER ACCRUED LIABILITIES        23,279,515        262,270              0                                 23,541,785
                              --------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES        91,628,804        490,616            N/A                       0         92,119,420

LONG-TERM DEBT                   31,598,133              0              0               1,544,535 (2)     33,142,668
OTHER LONG-TERM LIAB.            10,032,807              0                                800,000 (2)     10,832,807

SHAREHOLDERS' EQUITY

COMMON STOCK                      9,352,650          5,375         (5,375)    (4)       1,000,000 (2)    10,352,650
RETAINED EARNINGS                41,207,208        645,892       (645,892)    (4)                        41,207,208
                              -------------------------------------------------------------------------------------
                                 50,559,858        651,267            N/A                 348,733        51,559,858
                              -------------------------------------------------------------------------------------
                               $183,819,602     $1,141,883            N/A              $2,693,268      $187,654,753
                              =====================================================================================



(1)   TO ADJUST FOR ASSETS AND LIABILITIES NOT ACQUIRED.

(2) TO REFLECT PURCHASE PRICE OF ASSETS AND LIABILITIES ACQUIRED SUBSEQUENT TO JUNE 30, 1998 IN PURCHASE TRANSACTIONS.

(3)   TO ADJUST FOR ASSET VALUATIONS UNDER PURCHASE ACCOUNTING.

(4)   TO ELIMINATE SHAREHOLDERS' EQUITY OF ACQUIRED ENTITIES.


HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                SIX MONTHS ENDED JUNE 30, 1998
                             --------------------------------------------------------------------------
                             HILB, ROGAL     ACQUISITIONS    PRO FORMA       ADJUSTMENTS     PRO FORMA
                             & HAMILTON CO.  (PURCHASES)     FOR PURCHASE                  CONSOLIDATED
                                                             ACQUISITIONS
REVENUES:

COMMISSIONS & FEES             $91,031,861    $1,790,576                0                   $92,822,437
INTEREST AND OTHER INCOME        3,589,614        18,676         ($17,500)       (1)          3,590,789
                             --------------------------------------------------------------------------
TOTAL REVENUES                  94,621,475     1,809,252          (17,500)                   96,413,226

OPERATING EXPENSES:

COMPENSATION AND BENEFITS       49,287,468       849,704                0                    50,137,172
OTHER OPERATING EXPENSES        22,735,267       385,781          (10,504)        (2)        23,110,542
AMORTIZATION OF INTANGIBLES      3,896,708             0          107,577         (3)         4,004,282
INTEREST EXPENSE                 1,099,061         1,336           81,429         (4)         1,181,822
                              -------------------------------------------------------------------------
TOTAL OPERATING EXPENSES        77,018,504     1,236,821          178,502                    78,433,818
                              -------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES      17,602,971       572,431         (196,002)                   17,979,408

INCOME TAXES                     7,211,833                        150,572         (5)         7,362,400
                               ------------------------------------------------------------------------
NET INCOME                     $10,391,138      $572,431        ($346,574)                  $10,617,008
                               ========================================================================
NET INCOME PER COMMON SHARE        $0.82                                                        $0.83
NET INCOME PER COMMON SHARE        =====                                                        =====
     - Assuming dilution           $0.80                                                        $0.81
                                   =====                                                        =====

SHARES ISSUED AND OUTSTANDING   12,434,137                        55,556                     12,489,693
                               ========================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING                   12,663,328                       116,667                     12,779,995
WEIGHTED AVERAGE SHARES        ========================================================================
  OUTSTANDING -
  Assuming dilution             12,911,810                       116,667                     13,028,477
                               ========================================================================



        (1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
        (2)   TO REFLECT ADJUSTMENTS TO OTHER OPERATING EXPENSES TO
              REFLECT ADJUSTED DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
        (3)   TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO
              VALUATION
              OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
        (4) TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
        (5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.


HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                YEAR ENDED DECEMBER 31, 1997
                           ----------------------------------------------------------------------------
                             HILB, ROGAL     ACQUISITIONS    PRO FORMA       ADJUSTMENTS     PRO FORMA
                            & HAMILTON CO.   (PURCHASES)     FOR PURCHASE                  CONSOLIDATED
                                                             ACQUISITIONS
REVENUES:

COMMISSIONS & FEES             $168,558,411   $5,906,310                0                   $174,464,721
INTEREST AND OTHER INCOME         5,150,469      129,504        ($135,625)    (1)              5,144,348
                             ---------------------------------------------------------------------------
TOTAL REVENUES                  173,708,880    6,035,814         (135,625)                   179,609,069

OPERATING EXPENSES:

COMPENSATION AND BENEFITS        96,239,782    3,652,279                0                     99,892,061
OTHER OPERATING EXPENSES         45,476,904    1,395,126          (88,764)    (2)             46,783,266
AMORTIZATION OF INTANGIBLES       8,110,010            0          380,423     (3)              8,490,433
INTEREST EXPENSE                  2,037,338        8,655           99,578     (4)              2,145,571
                             ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES        151,864,034    5,056,059          391,237                    157,311,330
                             ---------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES       21,844,846      979,755         (526,862)                    22,297,738

INCOME TAXES                      9,054,995                       181,157     (5)              9,236,152
                             ---------------------------------------------------------------------------
NET INCOME                      $12,789,851     $979,755        ($708,019)                   $13,061,586
                             ===========================================================================

NET INCOME PER COMMON SHARE           $0.98                                                        $0.99
NET INCOME PER COMMON SHARE           =====                                                        =====
     - assuming dilution              $0.97                                                        $0.98
                                      =====                                                        =====

SHARES ISSUED AND OUTSTANDING    12,813,023                        55,556                     12,868,579
                             ===========================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING                    13,099,217                       137,500                     13,236,717
                             ===========================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING
   - assuming dilution           13,214,719                       137,500                     13,352,219
                             ===========================================================================




        (1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
        (2)   TO REFLECT ADJUSTMENTS TO  OTHER OPERATING EXPENSES TO
              REFLECT ADJUSTED  DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
        (3)   TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO
              VALUATION
              OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
        (4) TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
        (5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

                        HUNT INSURANCE GROUP, INC.

                          Tallahassee, Florida













                           FINANCIAL STATEMENTS

                        Year Ended December 31, 1997

                         HUNT INSURANCE GROUP, INC.
                           Tallahassee, Florida
                        YEAR ENDED DECEMBER 31, 1997



                             C O N T E N T S


Independent Auditors' Report

Balance Sheet,
   December 31, 1997                                 EXHIBIT A

Statement of Income and Retained Earnings,
   Year Ended December 31, 1997                      EXHIBIT B

Statement of Cash Flows,
   Year Ended December 31, 1997                      EXHIBIT C

Notes to Financial Statements
   December 31, 1997

Management's Discussion and Analysis of
   Financial Condition and Results
   of Operations










                                                           (2)

Independent Auditor's Report



To The Board of Directors and Stockholders
Hunt Insurance Group, Inc.
2324 Centerville Road
Tallahassee, Florida 32308

We have audited the accompanying balance sheet of HUNT INSURANCE GROUP, INC. as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express on opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of HUNT INSURANCE GROUP, INC. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 12 to the financial statements, management discovered adjustments necessary to deferred administrator's fees and directors' fees as of January 1, and December 31, 1997. Accordingly, these financial statements have been revised to include the correct amounts.

CATLEDGE, SANDERS & SANDERS
Certified Public Accountants

July 29, 1998
                                                          (3)

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
BALANCE SHEET
DECEMBER 31, 1997


ASSETS
CURRENT ASSETS
  Cash and cash equivalents                            $  933,615
  Receivables:
     Administrator's Fees                                 242,660
     Other                                                 19,959
  Prepaid expenses and other current
     assets                                               219,492
                                                       ----------
     TOTAL CURRENT ASSETS                               1,415,726

PROPERTY AND EQUIPMENT, NET                               149,884

OTHER ASSETS                                               23,528
                                                       ----------
                                                       $1,589,138
LIABILITIES AND STOCKHOLDERS' EQUITY                   ==========
CURRENT LIABILITIES
  Accounts payable and accrued expenses                $  463,321
  Deferred administrator's fees                           779,270
  Current portion of long-term debt                        36,407
                                                       ----------
    TOTAL CURRENT LIABILITIES                           1,278,998
                                                       ----------
LONG-TERM DEBT                                             16,641
                                                       ----------
SHAREHOLDERS' EQUITY
  Common Stock, par value $1, authorized
    10,000 shares; issued 5,375 shares                      5,375
  Paid in excess of par value                             216,082
  Retained Earnings                                        72,042
                                                       ----------
                                                          293,499
                                                       ----------
                                                       $1,589,138
                                                       ==========







Read Accompanying Notes

EXHIBIT A

                                                                  (4)

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
STATEMENT OF INCOME AND RETAINED EARNINGS
YEAR ENDED DECEMBER 31, 1997
REVENUES
  Commissions and fees                    $3,079,274
  Investment and other income                 25,728
                                          ----------
                                           3,105,002
    OPERATING EXPENSES                    ----------
      Compensation and employee
        benefits                           2,033,751
      Other operating expenses               741,750
      Interest expense                         8,655
                                          ----------
                                           2,784,156
                                          ----------
       INCOME BEFORE INCOME TAXES            320,846

    Income taxes                             130,652
                                          ----------
       NET INCOME                            190,194

    Retained earnings,
       January 1, 1997                   (   118,152)
                                          ----------
       RETAINED EARNINGS,
         DECEMBER 31, 1997               $    72,042
                                         ===========

       NET INCOME PER COMMON SHARE:
         BASIC                            $    36.04
         DILUTED                          $    36.04











 Read the Accompanying Notes

EXHIBIT B

                                                          (5)

                        HUNT INSURANCE GROUP, INC.
                           Tallahassee, Florida
                          STATEMENT OF CASH FLOWS
                       YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (Exhibit B)                             $  190,194
      Adjustments to reconcile net income to net
      cash flows provided by operating activities:
         Depreciation expense                             67,943
         Directors' fees paid by issuance of
            capital stock                                 27,972
         Decrease in accounts receivable                 567,083
         Increase in prepaid expense and other
            current assets                                13,753
         Decrease in other assets                         27,178
         Decrease in accounts payable
            and accrued expenses                    (    101,678)
         Increase in deferred administrator's fees        79,122
         Net realized gains on available-for-sale
            securities                              (        998)
         Gain on disposition of equipment           (      1,474)
                                                    -------------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES          869,095

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of equipment                (    65,064)
   Proceeds from sale of equipment           10,757
   Loans to officers and employees      (   112,829)
      Net cash flows used by            ------------
         investing activities                       (    167,136)
CASH FLOWS FROM FINANCING ACTIVITIES
   Repayment of short-term debt         (    54,428)
   Repayment of long-term debt          (    22,038)
      Net cash flows used by            ------------
         financing activities                       (     76,466)
                                                    -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                625,493
   Cash and cash equivalents, January 1, 1997            308,122
                                                    -------------
CASH AND CASH EQUIVALENTS, DECEMBER 31, 1997         $   933,615
                                                    =============
SUPPLEMENTAL DISCLOSURES
   Interest paid                                     $     8,655
   Income taxes paid                                 $    37,688


 Read the Accompanying Notes

                             EXHIBIT C                      (6)

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1997

HUNT INSURANCE GROUP, INC. is a Florida Corporation located in
Tallahassee, Florida. Its income is derived principally from management of self-insurance funds for law enforcement agencies in the State of Florida, consulting fees, and insurance commissions.

ACCOUNTING METHOD - Assets, liabilities, income and expenses are recognized on the accrual basis of accounting.

DEPRECIATION - Property and equipment are depreciated over the estimated useful lives of the assets by use of accelerated and straight-line methods.

CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT
Property and equipment at December 31, 1997 consist of the following:
     Classification                                   Cost
     --------------                                 --------
     Automobiles                                    $ 54,484
     Communication Equipment                          58,100
     Computer Equipment                              285,332
     Furniture & Equipment                           180,723
     Leasehold Improvements                           67,745
                                                    --------
        Total Cost                                   646,384
     Less Accumulated Depreciation                   496,500
                                                    --------
        Net Property and Equipment                  $149,884
                                                    ========
Depreciation expense for 1997 was $67,943.

NOTE 3 - RENT
The Company rents its physical location on a month-to-month basis from its major stockholders. Total rents paid for 1997 were $110,098.


                                                              (7)

NOTE 4 - INCOME TAX EFFECT
Various income and expense items of the Company are non-taxable or non-deductible for Federal and State income taxes. As a result, the Company's taxable income is $274,925.

Income tax expense is computed as follows:

                                          Federal    Florida      Total
                                         -------------------------------
     Income Tax Expense                  $112,002    $18,650    $130,652
     Income Tax Per Tax Returns            90,471     15,710     106,181
                                         --------    -------    --------
     Reduction in Deferred Tax Asset     $ 21,531    $ 2,940    $ 24,471
                                         ========    =======    ========
The balance of the deferred tax asset of $36,740, resulting from deferred compensation, is included in the financial statements as an other current asset.



NOTE 5 - NOTES PAYABLE                     Total     Current    Long-Term
                                           Debt      Portion     Portion
                                          -------    -------    ---------
Description
Bank note, payable monthly at $602
including interest at 8.75% per annum
collateralized by $27,911 of automotive
equipment.                                $22,142    $ 5,501     $16,641

Bank note, payable monthly at $3,403,
plus interest at prime rate of
Sun Bank.  Principal balance due on
May 17, 1998. Management intends to
renew at the same monthly repayment
terms for an additional year.  No
collateral.                                30,656     30,656

Bank lines of credit, no collateral,
total commitment of $700,000.                 250        250
                                          -------    -------     -------
   Totals                                 $53,048    $36,407     $16,641

Scheduled future maturities of debt outstanding at December 31, 1997 are:
1998 - $36,407; 1999 - $6,002; 2000 - $6,547; 2001 - $4,092.






                                                              (8)

NOTE 6 - EQUIPMENT LEASE COMMITMENTS
The Company leases vehicles and equipment under operating lease agreements.
  The future minimum lease payments are as follows:

             Year Ended               Amount
             ----------              -------
              12/31/98               $16,738
              12/31/99                12,802
              12/31/00                12,802
              12/31/01                 9,964
                                     -------
                Total                $52,306
                                     =======

NOTE 7 - CASH DEPOSITS IN EXCESS OF INSURED LIMITS
The company maintains bank accounts with balances in excess of the federally insured limits.

NOTE 8 - CONTINGENCIES
The Company has entered into an indemnity agreement with one of the self-insurance funds it administers. The Company agreed to hold the Fund harmless from any liability the Fund incurs as a result of a legal action against the Fund, if the liability is the result of the Company's negligence. The legal action is for $758,034 plus interest and fees. The Fund's attorneys are contesting the legal action. The Company's attorneys are of the opinion the Company will not incur liability as a result of this matter. Also, the Company has insurance coverage available to cover this type of claim. Therefore, no liability is provided for this contingency.

NOTE 9 - RISKS AND UNCERTAINTIES
The Company's administration contracts are with a small number of self-insurance funds. Loss of a major contract agreement could have a significant financial impact on the Company.

NOTE 10 - PENSION PLAN
The Company has a 401-K plan covering substantially all of its employees. The plan allows employees to defer up to 15% of their compensation on an elective, pretax basis, subject to the maximum limit allowed by law. The Company also has the option each year to make a discretionary contribution to the plan on behalf of the employees. Company contributions and other expenses of the plan were $66,685 for the current year.





                                                            (9)

NOTE 11 - RESTATEMENT OF DECEMBER 31,1997 FINANCIAL STATEMENTS Management discovered adjustments necessary to the balances of deferred administrator's fees, and directors' fee expense, as of the current and prior year ends. Accordingly, these financial statements have been revised to include the correct balances as follows:

                                     Revised     Prior
                                    Financial  Financial
                                   Statements Statements  Change
                                   ---------- ---------- --------

  Prepaid Expenses                  $ 36,740             $ 36,740

  Deferred Administrator's Fees     $779,270   $510,161  $269,109

  Beginning Retained Earnings       ($118,152)  $264,748 ($382,900)

  Net Income                        $190,194   $144,635  $ 45,559

NOTE 12 - CAPITAL STOCK
Board of Directors' fees were paid by issuing 50 shares of the Company's capital stock. This was recorded as an operating expense in the amount of $27,972.









                                                               (10)

                        HUNT INSURANCE GROUP, INC.

                           Tallahassee, Florida













                          FINANCIAL STATEMENTS

                      Year Ended December 31, 1996

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                      YEAR ENDED DECEMBER 31, 1996



                            C O N T E N T S


Accountants' Report

Balance Sheet,
   December 31, 1996                                 EXHIBIT A

Statement of Income and Retained Earnings,
   Year Ended December 31, 1996                      EXHIBIT B

Statement of Cash Flows,
   Year Ended December 31, 1996                      EXHIBIT C

Notes to Financial Statements
   December 31, 1996

Management's Discussion and Analysis of
   Financial Condition and Results
   of Operations









                                                           (2)

Accountants' Report


To The Board of Directors and Stockholders
Hunt Insurance Group, Inc.
2324 Centerville Road
Tallahassee, Florida 32308

We have reviewed the accompanying balance sheet of HUNT INSURANCE GROUP, INC. as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Hunt Insurance Group, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

As discussed in Note 11 to the financial statements, management discovered adjustments necessary to the financial statements as of January 1, and December 31, 1996, subsequent to the issuance of our report on those financial statements dated March 31, 1997. Accordingly, these financial statements have been restated to include the necessary adjustments.



CATLEDGE, SANDERS & SANDERS
Certified Public Accountants

July 29, 1998





                                                            (3)

                        HUNT INSURANCE GROUP, INC.
                           Tallahassee, Florida
                             BALANCE SHEET
                            DECEMBER 31, 1996


ASSETS
CURRENT ASSETS
  Cash and cash equivalents                           $  308,122
  Receivables:
    Premiums, less allowance for doubtful
       accounts of $53,273                               350,945
    Administrator's fees                                 468,367
    Other                                                 10,390
  Prepaid expenses and other current assets              120,416
                                                      ----------
    TOTAL CURRENT ASSETS                               1,258,240

PROPERTY AND EQUIPMENT, NET                              162,047

OTHER ASSETS                                              49,707
                                                      ----------
                                                      $1,469,994
                                                      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses               $  564,999
  Deferred administrator's fees                          700,148
  Current portion of long-term debt                       90,835
                                                      ----------
    TOTAL CURRENT LIABILITIES                          1,355,982
                                                      ----------
LONG-TERM DEBT                                            38,679
                                                      ----------
SHAREHOLDER'S EQUITY
  Common Stock, par value $1, authorized
  10,000 shares; issued 5,325 shares                       5,325
  Paid in excess of par value                            188,160
  Retained earnings                                  (   118,152)
                                                      ----------
                                                          75,333
                                                      ----------
                                                      $1,469,994
                                                      ==========



Read Accompanying Notes and Accountants' Report


EXHIBIT A
                                                                      (4)

                              HUNT INSURANCE GROUP, INC.
                                 Tallahassee, Florida
                        STATEMENT OF INCOME AND RETAINED EARNINGS
                              YEAR ENDED DECEMBER 31, 1996



REVENUES
  Commissions and fees                     $2,621,827
  Investment and other income                   1,761
                                           ----------
                                            2,623,588
                                           ----------
OPERATING EXPENSES
  Compensation and employee benefits        1,724,286
  Other operating expenses                    709,366
  Interest expense                             20,824
                                           ----------
                                            2,454,476
                                           ----------
     INCOME BEFORE INCOME TAXES               169,112

Income taxes                                   67,944
                                           ----------
     NET INCOME                               101,168

Retained earnings,
    January 1, 1996                       (   219,320)
                                           ----------
     RETAINED EARNINGS,
       DECEMBER 31, 1996                  ($  118,152)
                                           ==========
     NET INCOME PER COMMON SHARE:
       BASIC                               $    19.23
       DILUTED                             $    19.23















Read the Accompanying Notes and Accountants' Report

EXHIBIT B



                                                           (5)

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers            $2,451,066
   Income tax refund                            9,639
   Interest and other income received          13,309
      Cash provided by                     ----------
         operating activities                           $2,474,014
   Cash paid for operating expenses         2,222,838
   Cash paid for interest expense              20,824
                                           ----------
      Cash paid for operating activities                 2,243,662
      Net cash flows provided by                        ----------
         operating activities                              230,352

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment     (    81,125)
   Proceeds from sale of equipment             13,533
   Proceeds of life insurance
      cash values                             103,525
   Loans to officers and employees        (    41,679)
                                           ----------
Net cash flows used by
         investing activities                          (     5,746)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds of long-term debt                  29,155
   Repayment of short-term debt           (   135,265)
   Repayment of long-term debt            (    39,202)
                                           ----------
      Net cash flows used by
         financing activities                          (    145,312)
                                                        -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                    79,294
   Cash and cash equivalents, January 1, 1996               228,828
                                                        -----------
CASH AND CASH EQUIVALENTS, DECEMBER 31, 1996            $   308,122
                                                        ===========
RECONCILIATION OF NET INCOME TO NET CASH FLOWS
FROM OPERATING ACTIVITIES
   Net income (Exhibit B)                               $   101,168
        Adjustments to reconcile net income to net
      cash flows provided by operating activities:
         Depreciation expense                                64,433
         Directors' fees paid by issue of
            capital stock                                    77,000
         Increase in accounts receivable               (    595,361)
         Increase in prepaid expense                   (     29,827)
         Decrease in other assets                           100,374
         Increase in accounts payable
            and accrued expenses                            363,354
         Increase in deferred administrator's fees          135,001
         Loss on disposition of equipment                    14,210
                                                        -----------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES         $   230,352
                                                        ===========
 Read the Accompanying Notes and Accountants' Report.

                             EXHIBIT C
                                                         (6)

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1996

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES HUNT INSURANCE GROUP, INC. is a Florida Corporation located in
Tallahassee, Florida. Its income is derived principally from management of self-insurance funds for law enforcement agencies in the State of Florida, consulting fees, and insurance commissions.

ACCOUNTING METHOD - Assets, liabilities, income and expenses are recognized on the accrual basis of accounting.

DEPRECIATION - Property and equipment are depreciated over the estimated useful lives of the assets by use of accelerated and straight-line methods.

CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT
Property and equipment at December 31, 1996 consist of the following:
     Classification                                   Cost
     --------------                                 --------
     Automobiles                                    $ 74,685
     Communication Equipment                          44,155
     Computer Equipment                              245,254
     Furniture & Equipment                           175,468
     Leasehold Improvements                           63,370
                                                    --------
        Total Cost                                   602,932
     Less Accumulated Depreciation                   440,885
                                                    --------
        Net Property and Equipment                  $162,047
                                                    ========
Depreciation expense for 1996 was $64,433.

NOTE 3 - RENT
The Company rents its physical location on a month-to-month basis from its major stockholders. Total rents paid for 1996 were $106,731.


                                                        (7)

NOTE 4 - INCOME TAX EFFECT
Various income and expense items of the Company are non-taxable or non-deductible for Federal and State income taxes. As a result, the Company's taxable income is $77,483.

Income tax expense is computed on this amount as follows:

                                           Federal    Florida    Total
                                           -------    -------   -------
     Income Tax Expense                    $60,995    $ 6,949   $67,944
     Income Tax Per Tax Returns             14,573      4,215    18,788
                                           -------    -------   -------
     Reduction in Deferred Tax Asset       $46,422    $ 2,734   $49,156
                                           =======    =======   =======
The balance of the net deferred tax asset of $61,211 is included in the financial statements as an other current asset. Components of the deferred tax asset are as follows:

     Deferred Administrator's Fees                              $ 77,457
     Deferred Compensation                                     (  16,246)
                                                                --------
     Total                                                      $ 61,211
                                                                ========
NOTE 5 - NOTES PAYABLE                     Total     Current    Long-Term
                                           Debt      Portion     Portion
                                         --------    -------    ---------
Description
Bank note, payable monthly at $1,583,
plus interest at prime rate of Sun
Bank.  No collateral.                    $  9,500    $ 9,500

Bank note, payable monthly at $602
including interest at 8.75% per annum
collateralized by $27,911 of automotive
equipment.                                 27,184      5,042    $ 22,142

Bank note, payable monthly at $3,403,
plus interest at prime rate of
Sun Bank.  Principal balance due on
May 17, 1997. Management intends to
renew at the same monthly repayment
terms for an additional year.  No
collateral.                                71,472     71,472

Note payable monthly to individual
at $501, including interest at 7.75%
per annum.  No collateral.                 21,108      4,571      16,537

Bank lines of credit, no collateral,
total commitment of $700,000.                 250        250
                                         --------   --------    --------
   Totals                                $129,514   $ 90,835    $ 38,679
                                         ========   ========    ========

Scheduled future maturities of outstanding debt at December 31, 1996 are:
1997 - $90,835; 1998 - $10,403; 1999 - $11,298; 2000 - $12,271 and
thereafter - $4,707.

                                                                       (8)

NOTE 6 - EQUIPMENT LEASE COMMITMENTS
The Company leases vehicles under operating lease agreements.
 The future minimum lease payments are as follows:

             Year Ended               Amount
             ----------              -------
             12/31/97                $ 8,723
             12/31/98                  3,936
                                     -------
                Total                $12,659
                                     =======
Total lease expense under these leases for 1996 was $16,858.

NOTE 7 - CASH DEPOSITS IN EXCESS OF INSURED LIMITS
The company maintains bank accounts with balances in excess of the federally insured limits.

NOTE 8 - CONTINGENCIES
The Company entered into an indemnity agreement with one of the self-insurance funds it administers. The Company agreed to hold the Fund harmless from any liability the Fund incurs as a result of a legal action against the Fund, if the liability is the result of the Company's negligence. The legal action is for $758,034 plus interest and fees. The Fund's attorneys are contesting the legal action. The Company's attorneys are of the opinion the Company will not incur liability as a result of this matter. Also, the Company has insurance coverage available to cover this type of claim. Therefore, no liability is provided for this contingency.

NOTE 9 - RISKS AND UNCERTAINTIES
The Company's administration contracts are with a small number of self-insurance funds. Loss of a major contract agreement could have a significant financial impact on the Company.

NOTE 10 - RESTATEMENT OF DECEMBER 31, 1996 FINANCIAL STATEMENTS Management discovered adjustments necessary to the balances of deferred administrator's fees, as of the current and prior year ends, and directors' fee expense for the current year end. Accordingly, these financial statements have been revised to include the correct balances as follows:

                                  Revised      Prior
                                 Financial   Financial
                                Statements  Statements   Change
                                ----------  ----------  --------
  Prepaid Expense                $120,416    $ 59,205   $ 61,211

  Deferred Administrator's Fees  $700,148               $700,148

  Beginning Retained Earnings   ($219,320)   $235,460  ($454,780)

  Net Income                     $101,168    $ 29,288   $ 71,880

                                                            (9)

NOTE 11 - CAPITAL STOCK
Board of Directors' fees were paid by issuing 175 shares of the Company's capital stock. This was recorded as an operating expense in the amount of $77,000.

NOTE 12 - PENSION PLAN
The Company has a 401-K plan covering substantially all of its employees. The plan allows employees to defer up to 15% of their compensation on an elective, pretax basis, subject to the maximum limit allowed by law. The Company also has the option each year to make a discretionary contribution to the plan on behalf of the employees. Company contributions and other expenses of the plan were $56,491 for 1996.










                                                             (10)

                        HUNT INSURANCE GROUP, INC.

                          Tallahassee, Florida













                        FINANCIAL STATEMENTS

                      Year Ended December 31, 1995

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                      YEAR ENDED DECEMBER 31, 1995



                           C O N T E N T S


Accountants' Report

Balance Sheet,
   December 31, 1995                                 EXHIBIT A

Statement of Income and Retained Earnings,
   Year Ended December 31, 1995                      EXHIBIT B

Statement of Cash Flows,
   Year Ended December 31, 1995                      EXHIBIT C

Notes to Financial Statements
   December 31, 1995

Management's Discussion and Analysis of
   Financial Condition and Results
   of Operations










                                                           (2)

                        Accountants' Report



To The Board of Directors and Stockholders
Hunt Insurance Group, Inc.
2324 Centerville Road
Tallahassee, Florida 32308

We have reviewed the accompanying balance sheet of HUNT INSURANCE GROUP, INC. as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Hunt Insurance Group, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, management discovered adjustments necessary to the financial statements as of January 1, and December 31, 1995, subsequent to the issuance of our report on those financial statements dated February 21, 1996. Accordingly, these financial statements have been restated to include the necessary adjustments.




CATLEDGE, SANDERS & SANDERS
Certified Public Accountants

July, 29, 1998                                             (3)

                        HUNT INSURANCE GROUP, INC.
                           Tallahassee, Florida
                             BALANCE SHEET
                           DECEMBER 31, 1995


ASSETS
CURRENT ASSETS
  Cash and cash equivalents                            $ 228,828
  Receivables:
    Administrator's fees                                 136,896
    Other                                                 97,445
  Prepaid expenses and other current assets              152,235
                                                       ---------
    TOTAL CURRENT ASSETS                                 615,404

PROPERTY AND EQUIPMENT, NET                              173,098

OTHER ASSETS                                             150,081
                                                       ---------
                                                       $ 938,583
                                                       =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses                $ 201,645
  Deferred administrator's fees                          565,147
  Current portion of long-term debt                      232,784
                                                       ---------
    TOTAL CURRENT LIABILITIES                            999,576
                                                       ---------
LONG-TERM DEBT                                            41,842
                                                       ---------
SHAREHOLDERS' EQUITY
  Common Stock, par value $1, authorized
    10,000 shares; issued 5,150                            5,150
  Paid in excess of par value                            111,335
  Retained earnings                                   (  219,320)
                                                       ---------
                                                      (  102,835)
                                                       ---------
                                                       $ 938,583
                                                       =========




Read Accompanying Notes and Accountants' Report

EXHIBIT A
                                                                   (4)

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                STATEMENT OF INCOME AND RETAINED EARNINGS
                      YEAR ENDED DECEMBER 31, 1995



REVENUES
  Commissions and fees                       $2,125,881
  Investment and other income                     9,103
                                             ----------
                                              2,134,984
OPERATING EXPENSES
  Compensation and employee benefits          1,526,302
  Other operating expenses                      620,018
  Interest expense                               45,293
                                             ----------
                                              2,191,613

     INCOME (LOSS) BEFORE INCOME TAXES      (    56,629)

Income tax benefit                          (     6,639)
                                             ----------
     NET INCOME (LOSS)                      (    49,990)

Retained earnings,
     January 1, 1995                        (   131,052)
Retirement of treasury stock                (    38,278)
                                             ----------
     RETAINED EARNINGS,
        DECEMBER 31, 1995                   ($  219,320)
                                             ==========
     NET INCOME (LOSS) PER COMMON SHARE:
       BASIC                                ($     9.71)
       DILUTED                              ($     9.71)




Read Accompanying Notes and Accountants' Report

EXHIBIT B

                                                            (5)

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                        STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers            $2,246,236
   Interest and other income received           9,103
                                           ----------
      Cash provided by
         operating activities                           $2,255,339
   Cash paid for operating expenses         2,164,901
   Cash paid for interest expense              45,293
   Cash paid for income taxes                   3,987
                                           ----------
      Cash paid for operating activities                 2,214,181
                                                         ---------
      Net cash flows provided by
         operating activities                               41,158

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment    (      2,234)
                                          -----------
      Net cash flows used by
         investing activities                          (     2,234)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds of long-term debt                 101,050
   Repayment of long-term debt            (    63,263)
                                           ----------
      Net cash flows provided by
         financing activities                                37,787
                                                        -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                    76,711
   Cash and cash equivalents, January 1, 1995               152,117
                                                        -----------
CASH AND CASH EQUIVALENTS, DECEMBER 31, 1995            $   228,828
                                                        ===========
RECONCILIATION OF NET INCOME TO NET CASH FLOWS
FROM OPERATING ACTIVITIES
   Net income (loss) (Exhibit B)                       ($    49,990)
   Adjustments to reconcile net income to net
      cash flows provided by operating activities:
         Depreciation expense                                51,900
         Decrease in accounts receivable                    108,654
         Increase in prepaid expense                   (     13,749)
         Increase in other assets                      (     15,711)
         Decrease in accounts payable
            and accrued expenses                       (     50,686)
         Increase in deferred administrator's fees           10,740
                                                        -----------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES         $    41,158
                                                        ===========
 Read the Accompanying Notes and Accountants' Report.

                             EXHIBIT C
                                                          (6)

                        HUNT INSURANCE GROUP, INC.
                          Tallahassee, Florida
                      NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES
HUNT INSURANCE GROUP, INC. is a Florida Corporation located in Tallahassee, Florida. Its income is derived principally from management of self-insurance funds, consulting fees, and insurance commissions.

ACCOUNTING METHOD - Assets, liabilities, income and expenses are recognized on the accrual basis of accounting.

DEPRECIATION - Property and equipment are depreciated over the estimated useful lives of the assets by use of accelerated and straight-line methods.

CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT
Property and equipment at December 31, 1995 consist of the
following:
     Classification                                   Cost
     --------------                                 --------
     Automobiles                                    $111,030
     Communication Equipment                          44,156
     Computer Equipment                              198,032
      Furniture & Equipment                          174,709
     Leasehold Improvements                           58,596
                                                    --------
        Total Cost                                   586,523
     Less Accumulated Depreciation                   413,425
                                                    --------
        Net Property and Equipment                  $173,098
                                                    ========
Depreciation expense for 1995 was $51,900.

NOTE 3 - RENT
The Company rents its physical location on a month-to-month basis from its major stockholders. Total rents paid for 1995 were $125,601.


                                                                (7)

NOTE 4 - INCOME TAX EFFECT
Various income and expenses of the Company are non-taxable and non-deductible for Federal and State income taxes. As a result, the Company's net operating loss is $17,023.

The income tax effect of this loss carried back to 1992 for Federal tax purposes is a refund due of $6,639.

A deferred tax asset of $110,367, resulting from deferred administrator's fees, is included in the financial statements as an other current asset.


NOTE 5 - NOTES PAYABLE                     Total     Current     Long-Term
                                           Debt      Portion      Portion
                                         --------   ---------   ----------
Description

Bank note, payable monthly at $1,583,
plus interest at prime rate of Sun
Bank.  No collateral.                    $ 28,300    $ 19,000    $  9,300

Bank note, payable monthly at $623
including interest at 7.40% per annum
collateralized by $20,000 of automotive
equipment.                                  4,850       4,850

Bank note, payable monthly at $3,403,
plus interest at prime rate of
Sun Bank.  Principal balance due on
May 17, 1996. Management intends to
renew at the same monthly repayment
terms for an additional year.  No
collateral.                               105,487     105,487

Note payable monthly to individual
at $501, including interest at 7.75%
per annum.  No collateral.                 34,689       3,447      31,242

Bank line of credit, no collateral,
due on demand, interest at .5% above
the bank's prime rate, payable
quarterly.                                100,000     100,000

Bank lines of credit, no collateral,
total commitment of $700,000.               1,300                   1,300
                                         --------    --------    --------
   Totals                                $274,626    $232,784    $ 41,842
                                         ========    ========    ========
Scheduled future maturities of outstanding debt at December 31, 1995 are:
1996 - $232,784; 1997 - $13,025; 1998 - $4,024; 1999 - $4,347; 2000 - $4,696;
and thereafter - $15,750.

                                                                       (8)

NOTE 6 - RETIREMENT PLANS
The Company adopted a profit sharing plan effective January 1, 1985. The Plan covers all eligible employees. Determination of the amount contributed to the plan is made by the Board of Directors annually. There was no contribution for 1995.

During 1995 a 401-K plan was adopted effective January 1, 1995, covering all substantially all employees of the Company. The plan allows employees to defer up to 15% of their compensation on an elective, pretax basis, subject to the maximum limit allowed by law. The Company also has the option to make a discretionary contribution to the plan on behalf of the employees. The Company paid $2,710 in administrative costs for the plan in 1995.

NOTE 7 - TREASURY STOCK
During 1994 the Company purchased 110 shares of its outstanding common stock for $38,388. This stock was retired in 1995 and shown as a reduction of outstanding stock and retained earnings at cost.

NOTE 8 - EQUIPMENT LEASE COMMITMENTS
The Company leases vehicles under operating lease agreements. The future minimum lease payments are as follows:

             Year Ended               Amount
             ----------              -------
             12/31/96                $12,922
             12/31/97                    851
                                     -------
                Total                $13,773
                                     =======

Total lease expense under these leases for 1995 was $23,721.

NOTE 9 - CASH DEPOSITS IN EXCESS OF INSURED LIMITS
The Company maintains bank accounts with balances in excess of federally insured limits.

NOTE 10 - RESTATEMENT OF DECEMBER 31, 1995 FINANCIAL STATEMENTS Management discovered adjustments necessary to the balances of deferred administrator's fees as of the current and prior year ends. Accordingly, these financial statements have been revised to include the correct balances as follows:
                                  Revised      Prior
                                 Financial   Financial
                                Statements  Statements   Change
                                ----------  ----------  --------
  Prepaid Expense                $152,235    $ 41,868   $110,367

  Deferred Administrator's Fees  $565,147               $565,147

  Beginning Retained Earnings   ($131,052)   $312,988  ($444,040)

  Net Income (Loss)             ($ 49,990)  ($ 39,250) ($ 10,740)


                                                              (9)

                        HUNT INSURANCE GROUP, INC.

                          Tallahassee, Florida













                         FINANCIAL STATEMENTS

              Three and Six Months Ended June 30, 1998 and 1997

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
_________________________________________________


C O N T E N T S
_______________

Accountant's Report

Balance Sheets,
   June 30, 1998 and
   December 31, 1997                             EXHIBIT A

Statements of Income and Retained Earnings,
   Three and six months ended
   June 30, 1998 and 1997                        EXHIBIT B

Statements of Cash Flows,
   Six months ended
   June 30, 1998 and 1997                        EXHIBIT C

Notes to financial statements

Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations













                                                           (2)

Accountant's Report
-------------------


To The Board of Directors and Stockholders
Hunt Insurance Group, Inc.
2324 Centerville Road
Tallahassee, Florida 32308

We have compiled the accompanying balance sheets of HUNT INSURANCE GROUP, INC. (a corporation) as of June 30, 1998, and December 31, 1997, and the related statements of income and retained earnings for the three and six months ended June 30, 1998 and 1997, and cash flows for the six months ended June 30, 1998 and 1997, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures ordinarily included in financial statements prepared in accordance with generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the company's assets, liabilities, equity, revenues, and expenses. Accordingly, these financial statements are not designed for those who are not informed about such matters.



CATLEDGE, SANDERS & SANDERS
Certified Public Accountants

August 17, 1998
                                                           (3)

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
BALANCE SHEETS
JUNE 30, 1998 AND DECEMBER 31, 1997
(UNAUDITED)
                                                   1998        1997
ASSETS                                            ------       -----
CURRENT ASSETS
  Cash and cash equivalents                     $  592,936   $  933,615
  Receivables:
     Administrator's fees                           45,351      242,660
     Other                                          45,857       19,959
  Prepaid expenses and other current assets        229,250      219,492
                                                ----------   ----------
     TOTAL CURRENT ASSETS                          913,394    1,415,726

PROPERTY AND EQUIPMENT, NET                        205,137      149,884

OTHER ASSETS                                        23,352       23,528
                                                ----------   ----------
                                                $1,141,883   $1,589,138
                                                ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses         $  228,346   $  463,321
  Deferred administrator's fees                    262,020      779,270
  Current portion of long-term debt                    250       36,407
                                                ----------   ----------
    TOTAL CURRENT LIABILITIES                      490,616    1,278,998
                                                ----------   ----------
LONG-TERM DEBT                                       -           16,641
                                                ----------   ----------
SHAREHOLDERS' EQUITY
  Common Stock, par value $1, authorized
    10,000 shares; issued 5,375                      5,375        5,375
  Paid in excess of par value                      216,082      216,082
  Retained earnings                                429,810       72,042
                                                ----------   ----------
                                                   651,267      293,499
                                                ----------   ----------
                                                $1,141,883   $1,589,138
                                                ==========   ==========
Read Accountant's Report

        EXHIBIT A
                                                                   (4)

   HUNT INSURANCE GROUP, INC.
        Tallahassee, Florida
        STATEMENTS OF INCOME AND RETAINED EARNINGS
        THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
        (UNAUDITED)

                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                      JUNE 30              JUNE 30
                                  1998      1997       1998        1997
                               ------------------------------------------
 REVENUES
  Commissions and fees         $901,604  $717,828  $1,790,576  $1,411,043
  Investment and other income     8,680    29,774      18,676      48,989
                               --------  --------  ----------  ----------
                                910,284   747,602   1,809,252   1,460,032
OPERATING EXPENSES             --------  --------  ----------  ----------
  Compensation and employee
    benefits                    473,168   363,459     849,704     728,914
  Other operating expenses      209,863   188,247     385,781     380,461
  Interest expense                  286     2,191       1,336       4,898
                               --------  --------  ----------  ----------
                                683,317   553,897   1,236,821   1,114,273
                               --------  --------  ----------  ----------
INCOME BEFORE INCOME TAXES      226,967   193,705     572,431     345,759

  Income taxes                   85,113    72,640     214,662     129,660
                               --------  --------  ----------  ----------
NET INCOME                      141,854   121,065     357,769     216,099

  Retained earnings, Beginning  287,956 (  23,118)     72,041 (   118,152)
                               -------- ---------  ---------- ------------
RETAINED EARNINGS, ENDING      $429,810  $ 97,947  $  429,810  $   97,947
                               ======== =========  ========== ============

NET INCOME PER COMMON SHARE:
  BASIC                        $  26.39  $  22.73  $    66.56  $    40.58
  DILUTED                      $  26.39  $  22.73  $    66.56  $    40.58


  Read Accountant's Report

  EXHIBIT B

HUNT INSURANCE GROUP, INC.
Tallahassee, Florida
STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 1998 AND 1997
        (UNAUDITED)

                                                         1998      1997
                                                         ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (Exhibit B)                             $357,769   $216,099
     Adjustments to reconcile net income to net
      cash flows provided by operating activities:
         Depreciation expense                           25,504     24,535
         Gain on sale of equipment                              (   1,275)
         (Increase) decrease in accounts receivable    171,411    760,082
         (Increase) decrease in prepaid expense
            and other current assets                 (   9,758) (  22,782)
         Increase (decrease) in other assets               175  (     309)
         Decrease in accounts payable
            and accrued expenses                     ( 234,973) ( 320,062)
         Decrease in deferred administrator's fees   ( 517,250) ( 527,875)
                                                     ---------- ----------
NET CASH FLOWS PROVIDED (USED) BY
   OPERATING ACTIVITIES                              ( 207,122)   128,413
                                                     ---------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Sale of equipment                                      -         9,599
   Purchase of equipment                             (  80,759) (  22,876)
      Net cash flows used by                         ---------- ----------
         investing activities                        (  80,759) (  13,277)
CASH FLOWS FROM FINANCING ACTIVITIES                 ---------- ----------
   Repayment of short-term debt                      (  36,157) (  40,389)
   Increase (repayment) of long-term debt            (  16,641)     5,776
      Net cash flows used by                         ---------- ----------
         financing activities                        (  52,798) (  34,613)
                                                     ---------- ----------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                              ( 340,679)    80,523
   Cash and cash equivalents, January 1                933,615    308,122
                                                     ---------- ----------
CASH AND CASH EQUIVALENTS, JUNE 30                    $592,936   $388,645
                                                     ========== ==========
SUPPLEMENTAL DISCLOSURES
   Interest paid                                      $  1,336   $  4,898
Read  Accountant's Report

                                  EXHIBIT C                        (6)

     HUNT INSURANCE GROUP, INC.
        Tallahassee, Florida
        NOTES TO FINANCIAL STATEMENTS
        JUNE 30, 1998

NOTE 1 - BASIS OF PRESENTATION
The accompanying unaudited financial statements of Hunt Insurance Group, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997.

NOTE 2 - INCOME TAXES
A deferred tax asset of $36,740 at June 30, 1998, and $48,975 for June 30, 1997 is included in other current assets. The deferred taxes result from temporary differences between the reporting for income tax and financial statement purposes primarily related to deferred administrator's fees and deferred compensation arrangements.

NOTE 3 - NET INCOME PER SHARE
The following table sets forth the computation of basic and diluted net income per share.
                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                    JUNE 30              JUNE 30
                               1998      1997        1998      1997
                             ----------------------------------------
Numerator for basic and
  dilutive net income
  per share - net income     $141,854  $121,065    $357,769  $216,099
                             --------  --------    --------  --------
Denominator
  Weighted average shares
  for basic and dilutive
  net income per share          5,375     5,325       5,375     5,325
                             --------  --------    --------  --------
Net income per common share
  Basic                      $  26.39  $  22.73    $  66.56  $  40.58
                             ========  ========    ========  ========
  Diluted                    $  26.39  $  22.73    $  66.56  $  40.58
                             ========  ========    ========  ========
                                                                  (7)


                                   HUNT INSURANCE GROUP, INC.
                                       Tallahassee, Florida
                                    SELECTED FINANCIAL DATA


Year Ended December 31                    1997        1996        1995        1994        1993
-------------------------------------------------------------------------------------------------
Statement of Consolidated Income Data:
Commissions and Fees                  $ 3,079,274 $ 2,621,827 $ 2,125,881 $ 2,254,480 $ 2,471,245
Investment and other income                25,728       1,761       9,103       5,178      19,251
Total revenues                          3,105,002   2,623,588   2,134,984   2,259,658   2,490,496


Compensation and employee benefits      2,033,751   1,724,286   1,526,302   1,574,564   1,681,911
Other operating expenses                  741,750     709,366     620,018     712,059     740,262
Amortization of intangibles                     -           -           -           -           -
Interest expense                            8,655      20,824      45,293      26,116      27,677
Total expenses                          2,784,156   2,454,476   2,191,613   2,312,739   2,449,850


Income before income taxes                320,846    169,112      (56,629)    (53,081)     40,646
Income taxes                              130,652     67,944       (6,639)      1,059      24,424
Net income (loss)                     $   190,194 $  101,168  $   (49,990) $  (54,140) $   16,222

Net income  (loss) per Common Share:
     Basic                            $     36.04 $    19.23  $     (9.71) $   (10.51) $     3.08
     Diluted                          $     36.04 $    19.23  $     (9.71) $   (10.51) $     3.08


Weighted average number of shares outstanding:
     Basic                                  5,277      5,261        5,150       5,150       5,260
     Diluted                                5,277      5,261        5,150       5,150       5,260


Dividends paid per Common Share                 -          -            -           -           -



Consolidated Balance Sheet Data:
Intangible assets, net
Total assets                          $ 1,589,138 $ 1,469,994 $   938,583 $   991,394 $ 1,400,657
Long-term debt, less current portion       16,641      38,679      41,842      67,840     167,388
Other long-term liabilities                     -           -           -           -           -
Total shareholders' equity                293,499      75,333    (102,835)    (52,845)     59,684



                 HUNT INSURANCE GROUP, INC.
                    Tallahassee, Florida
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS
                Year Ended December 31, 1997

RESULTS OF OPERATIONS

Total revenues for 1997 were $3,105,002, an increase of $481,414 or 18% over 1996.

Fund administration fees increased to $2,440,052, an increase of $325,393, or 15% over 1996. The remaining
$156,021 increase in revenue was a result of various increases in other fees, commissions and investment income.

Total operating expenses were $2,784,156, an increase of $329,680 or 13% over 1996. An increase in compensation and employee benefits by $309,465 to $2,033,751 or 18% over 1996, accounted for most of this increase.

Income tax expense of $130,652 represents an effective tax rate of 41% for the year.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operations totaled $869,095 for the year. Capital expenditures of $65,064, and loans to officers and employees of $112,829, were financed by internally generated cash. Financing activities utilized cash of $76,466 to repay short and long-term debts during the year.

The Company expects to have sufficient cash generated from operations to meet short-term funding needs.

                 HUNT INSURANCE GROUP, INC.
                    Tallahassee, Florida
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS
                Year Ended December 31, 1996

RESULTS OF OPERATIONS

Total revenues for 1996 were $2,623,588, an increase of $488,604 or 23% over 1995. Fund administration fees increased to $2,114,659, an increase of $442,958, or 26.5% over 1995. The remaining $45,646 increase in revenue was a result of various increases in other fees, commissions and investment income.

Total operating expenses were $2,454,476, an increase of $262,863 or 12% over 1995. An increase in compensation and employee benefits of $197,984 to $1,724,286 or 13% over 1995, accounted for most of this increase. Directors' fees of $77,000, paid by issuing shares of the Company's capital stock, resulted in the balance of the increase in operating expenses.

Income tax expense of $67,944 represents an effective tax rate of 40% for the year.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operations totaled $228,360 for the year. Capital expenditures of $81,125, and loans to officers and employees of $41,679, were financed by internally generated cash. Net loans against life insurance cash values totaled $103,525. Financing activities consisted of net repayment of debt of $145,112.

The Company expects to have sufficient cash generated from operations to meet short-term funding needs.

                 HUNT INSURANCE GROUP, INC.
                    Tallahassee, Florida
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS
                Year Ended December 31, 1995

RESULTS OF OPERATIONS

Total revenues for 1995 were $2,134,984, an decrease of $124,674 or 6% less than 1994.

Fund administration fees decreased to $1,671,701 a decrease of 13% from 1994. This was primarily due to discontinuance of services to the Louisiana SHARP program which generated a fee of $180,000 during 1994.

Total operating expenses were $2,191,613, a decrease of $121,126 or 5% less than 1994. A decrease in compensation and employee benefits of $48,262 to $1,526,302 or 3% less than 1994, accounted for a large portion of this. Also contributing to the decline in operating expenses, travel expenses decreased by $36,595 and legal and accounting by $47,160.

LIQUIDITY AND CAPITAL RESOURCES

Net  cash  provided by operations totaled  $41,158  for  the
year.    Capital  expenditures  were  very  low  at  $2,234.
Financing activities consisted of an increase in debt of $37,787 to meet funding requirements during the year.

The  Company expects an increase in revenues and profits for
1996  that will generate sufficient cash from operations  to
meet  short-term  funding  needs  without  an  increase   in
borrowings.

                                HUNT INSURANCE GROUP, INC.
                                   Tallahassee, Florida
                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                         THREE AND SIX MONTHS ENDED JUNE 30, 1998

RESULTS OF OPERATIONS:

For the three months ended June 30, 1998 commissions and fees were $901,604, an increase of 25.6% over $717,828 for the comparable period of the prior year. This was primarily a result of an increase in fund administration fees of $110,720.

Operating expenses increased by $129,420 for the three months ended June 30, 1998 over the comparable period of the prior year. The primary increase was in compensation and benefits in the amount of $109,709.

The Company's overall tax rate for the three months ended June 30, 1998 was 37.5%, which was comparable to the same period of the prior year.

For the six months ended June 30, 1998, commissions and fees were $1,790,576, an increase of 26.9%, or $379,533 over the six months ended June 30,1997. An increase in fund administrative fees of $364,715 accounted for the majority of this increase.

Operating expenses increased by $122,420 for the six months ended June 30, 1998 over the six months ended June 30, 1997, primarily due to an increase in compensation and benefits of $120,790.

The Company's overall tax rate of 37.5% for the six months ended June 30, 1998 was comparable to prior periods.

The timing of various items of income and expense may cause revenues, expenses and net income to vary significantly from quarter to quarter. As a result of the factors described above, operating results for the six months ended June 30, 1998 should not be considered indicative of the results that may be expected for the entire year ending December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES:

Net cash used by operating activities totaled $207,122 for the six months ended June 30, 1998. Net cash provided by operating activities was $128,413 for the six months ended June 30, 1997. Net cash provided by operations is primarily dependent upon the timing of the collection of fund administration fees.

Management's Discussion and Analysis
Page two


Purchases of equipment totaled $80,759 and $22,876 for the six months ended June 30, 1998 and 1997 respectively. The Company is generating sufficient cash from operations to finance its current needs for equipment.

During the six months ended June 30, 1998 the Company utilized $52,798 to repay significantly all of its debt. During the same period of the prior year, $34,613 was utilized to decrease the Company's debt.

The company believes that cash generated from operations will provide sufficient funds to meet the Company's short and long-term funding needs.